EXHIBIT 99

[QUAD SYSTEMS CORPORATION LOGO]


for immediate release                  press release

Contact:    Anthony R. Drury
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            (215) 784-4519
            email: drury_tony@hotmail.com


          EPIGENESIS, INC. (FORMERLY QUAD SYSTEMS CORPORATION)
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             COMPLETES SALE TO TYCO ELECTRONICS CORPORATION
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WILLOW GROVE, Pa., July 12, 2001 - Quad Systems Corporation (OTC:
QSYSQ) ("Quad") announced today that it has completed the sale of its business and substantially all of its U.S. assets other than accounts receivable, including the Quad name, to Tyco Electronics Corporation, a Pennsylvania corporation on the terms described below. In connection with the sale, Quad will now be known as Epigenesis, Inc., until the completion of its expected liquidation. Quad also at the same time announced the sale of the business and assets of Quad's U.K. subsidiary to an affiliate of Tyco Electronics Corporation.

      Until the sale, Quad had been operating its business as a debtor and a debtor-in-possession in Chapter 11 bankruptcy proceedings pending before the United States Bankruptcy Court for the Eastern District of Pennsylvania (the "Bankruptcy Court"). Quad entered into the Agreement of Sale and consummated the transaction with Tyco with the prior approval of the Bankruptcy Court. Following the closing, Tyco will continue to operate the assets that formerly comprised Quad's business.

     The total purchase price for the sale of the U.S. assets was approximately $5.2 million, subject to post-closing adjustment in certain circumstances based on the post-closing value of the assets transferred, plus the assumption of certain liabilities. The purchase price was paid in cash at closing, net of a hold-back of $1,250,000 to secure any such post-closing adjustment and certain continuing warranty obligations of Quad in connection with the sale of Quad's assets and its U.K. subsidiary. The Quad U.K. subsidiary was sold for approximately (U.S.) $550,000, plus the assumption of certain liabilities. After payment of secured indebtedness aggregating approximately $1,140,000, Quad currently expects that net proceeds from the U.S. sale of approximately $2.8 million will be available to pay priority and general unsecured claimants in Quad's bankruptcy proceedings under a plan of reorganization/liquidation that Quad expects to file with and have approved by the Bankruptcy Court. The proceeds of Quad's retained accounts receivable, and any portion of the $1,250,000 holdback ultimately paid over to Quad will also be available to pay claimants in the bankruptcy proceedings. It is not anticipated that any distribution will be made to any of Quad's equity security holders, in connection with its bankruptcy proceedings or otherwise. Quad expects that Tyco will retain some portion of the $1,250,000 holdback upon completion of the post-closing adjustment.

                           FORWARD-LOOKING INFORMATION

       This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the proposed distribution of the proceeds of the sale of substantially all of the Company's assets. Although management believes that the forward-looking statements in this release are based on reasonable assumptions, actual results may differ materially from those expressed in any of the forward-looking statements. Forward-looking statements relating to the proposed distribution of sale proceeds are subject, among other things, to Bankruptcy Court approval and the terms ultimately obtained under Quad's plan of reorganization/liquidation. Other factors that may cause actual results to differ materially from those expressed in any forward-looking statement include the impact that public disclosures of the Company's liquidity situation and Chapter 11 filing may have on collection of remaining accounts receivable, any post-closing adjustment or other matter that would cause Tyco to retain the $1,250,000 holdback, the timing and terms of future asset disposals, and other factors identified in the Company's filings with the Securities and Exchange Commission, including those set forth in parts I and II of the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2000 and to be filed during 2001.